I,   HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE  CERTIFICATE OF DESIGNATION OF “GLOBAL AERO  LOGISTICS INC.”, FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF AUGUST, A.D. 2007, AT 10:34 O’CLOCK A.M.

A  FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

	/s/ Harriet Smith Windsor
	Harriet Smith Windsor, Secretaryof State
4100653 8100	AUTHENTICATION:	5924145

070918409	DATE:	08-14-07

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:52 AM 08/14/2007
FILED 10:34 AM 08/14/2007
SRV 070918409 – 4100653 FILE

GLOBAL AERO LOGISTICS INC.
________________________________

CERTIFICATE OF DESIGNATIONS
Pursuant to Section 151 of the
General Corporation Law of the State of Delaware
_________________________________

SERIES A CONVERTIBLE CUMULATIVE PREFERRED STOCK

(Par Value $0.0001)
_________________________________

Global Aero Logistics Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES that the following resolution (this “Certificate of Designation”), on advice and recommendation of the special committee of independent directors, was duly adopted by the board of directors of the Corporation (the “Board of Directors”) pursuant to the authority conferred upon it by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), at a meeting of the Board duly held August 13, 2007.

RESOLVED that the issuance of a series of preferred stock, $0.0001 par value, of the Corporation is hereby authorized, and the number, designation, powers, preferences and relative, participating optional and other rights, and qualifications, limitations and restrictions thereof, in addition to those set forth in the Amended and Restated Certificate of Incorporation of the Corporation, are hereby fixed as follows:

SERIES A CONVERTIBLE CUMULATIVE PREFERRED STOCK

A.            Designation.

11,507,142 shares of preferred stock, $0.0001 par value, of the Corporation (the “Preferred Stock”) are hereby constituted as a series of Preferred Stock designated as Series A Convertible Cumulative Preferred Stock (hereinafter called “Series A Preferred Stock”).  The number of shares of Series A Preferred Stock may not be increased but may be decreased by a resolution duly adopted by the Board of Directors (or a duly authorized committee thereof), but not below the number of shares of Series A Preferred Stock then outstanding.

Shares of Series A Preferred Stock shall be issued to MatlinPatterson ATA Holdings LLC (the “Investor”) in connection with, and on the Closing Date under (the “Effective Date”), that certain Bridge and Purchase Agreement, dated as of August 14, 2007, by and between the Corporation and the Investor (the “Bridge Agreement”), in exchange for a price of $14.00 per share (the “Purchase Price”) upon the terms and subject to the conditions set forth in the Certificate of Incorporation and the Bridge Agreement.

B.            Dividend Provisions.

1.             The holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (other than dividends payable in Class A Common Stock of the Corporation (“Common Stock”) or other securities or rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock, at the annual rate of 16% of the Liquidation Preference (as defined below) until conversion or liquidation, as applicable, as adjusted for stock splits, stock dividends, reclassifications or the like.  Such dividends shall be deferred and shall accrete and remain unpaid from the Effective Date, and shall accrete from day to day.  Such dividends shall be cumulative so that if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid when due in accordance with the terms set forth herein, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the Common Stock.  The full deferred and accreted amount of such dividends shall be declared by the Corporation upon a conversion of the Series A Preferred Stock into Common Stock or upon a Liquidation Transaction (as defined below) and either (x) in the event of a Conversion, unpaid dividends shall be added to the Liquidation Preference as described below or (y) in the event of a Liquidation Transaction, be payable in cash, but only to the extent assets are legally available therefor and any amounts for which assets are not legally available shall be paid promptly as assets become legally available therefor; any partial payment(s) will be made pro rata among the holders of such shares of Series A Preferred Stock (based on the percentage of Series A Preferred Stock held by each holder as of the time immediately prior to the consummation of such Conversion or Liquidation Transaction).

Without limiting the foregoing, in the event of a conversion of the Series A Preferred Stock into Common Stock, if and to the extent that the accrued and unpaid dividends as of such conversion is an amount less than $8,000,000, then the amount of accrued and unpaid dividends to be added to the Liquidation Preference shall be $8,000,000.

Unless full dividends on the Series A Preferred Stock for all prior dividend periods from the Effective Date shall have been paid or declared and a sum sufficient for the payment thereof set apart: (A) no dividend whatsoever (other than a dividend payable solely in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock or other securities) shall be paid or declared, and (B) no distribution (other than a distribution of Common Stock or other securities or rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock or other securities) shall be made, on any Common Stock.

C.            Liquidation.

1.             Preference.  In the event of any liquidation, dissolution or winding up of the Corporation (each a “Liquidation Transaction”), either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of all other series of Preferred Stock that are junior to the Series A Preferred Stock with respect to rights upon liquidation and

Common Stock by reason of their ownership thereof, an amount per share equal to the Purchase Price (as adjusted for stock splits, stock dividends, reclassifications and the like) for each share of Series A Preferred Stock then held by them, plus accrued and unpaid dividends (the “Liquidation Preference”).  If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the Liquidation Preference each such holder is otherwise entitled to receive.

2.             Remaining Assets.  Upon the distribution of the Liquidation Preference to the holders of Series A Preferred Stock, the remaining assets in the Corporation shall be distributed ratably among the holders of any shares of outstanding stock of the Corporation ranking junior to the Series A Preferred Stock with respect to rights upon liquidation.

3.             Sale of the Corporation.  Upon a merger, consolidation, sale of all or substantially all of the assets, reorganization or similar business combination of the Corporation immediately following which the holders of Common Stock immediately prior to the consummation of such transaction fail to own at least 50% of the common stock of the successor or surviving corporation (a “Sale of the Corporation”), holders of the Series A Preferred Stock shall be entitled to receive the consideration such Series A Preferred Stock would have received had such shares been converted to Common Stock and a fully subscribed Conversion Rights Offering had been consummated immediately prior to the Sale of the Company (the “Sale Consideration”).  For purposes herein, a Sale of the Corporation shall be considered a Liquidation Transaction.

D.            Conversion.  The Series A Preferred Stock shall be converted into Common Stock at the then applicable Conversion Price (as defined below):

1.             Events of Conversion.   Each share of Series A Preferred Stock shall be convertible into Common Stock of the Corporation (a “Conversion”) in the event that (i) holders of at least a majority of the outstanding Series A Preferred Stock consent to such Conversion (an “Optional Conversion”), (ii) the Corporation consummates a Qualified IPO (as defined below) (an “IPO Conversion) or (iii) the Corporation, upon action taken by the unanimous approval of the independent directors of the Board of Directors, delivers a written notice (a “Required Conversion Notice”) to the holders of the Series A Preferred Stock requiring such Conversion (a “Required Conversion”).  Any Conversion shall trigger the consummation of a Conversion Rights Offering (as defined in Section E below). In the event of and as of the effectiveness of any such Conversion, and in accordance with Section D.7 below, each share of Series A Preferred Stock outstanding shall be converted into such number of fully paid and nonassessable shares of Common Stock (the “Conversion Shares”) as is determined by dividing (i) the then-current Liquidation Preference by (ii) the Conversion Price (as defined below) in effect on the effective date of the Conversion.

2.             Conversion Price.  The conversion price for the Conversion Shares shall be the Purchase Price, as adjusted pursuant to Section F below (the “Conversion Price”); provided, however, that (i) in the event of an IPO Conversion, the Conversion Price shall be the lower of the then-current Conversion Price or 90% of the price per share of the Common Stock offered in the Qualified IPO; and (ii) in the event of any Optional Conversion or Required Conversion, and prior to the consummation of such Conversion, the holders of at least a majority of the outstanding Series A Preferred may elect to have the Corporation conduct a Valuation (as defined below) by providing the Corporation with written notice of such election and, if so elected, the Conversion Price shall be the lower of the then-current Conversion Price and a price mutually agreed upon by the Corporation and the Investor, which shall be based principally on the Valuation; provided further, that, in the event of a Required Conversion, if and to the extent that the Corporation and the Investor do not mutually agree on a fair market value price prior to the Required Conversion Deadline (as defined below), then such Conversion Price shall be the lower of the then-current Conversion Price and the price determined by the investment banking firm conducting the Valuation and the Conversion shall be effective no later than the Required Conversion Date.  In addition, any Conversion of the Series A Preferred Stock shall be subject to the provisions described in Section E below.

3.             Valuation.  The term “Valuation” means an independent valuation of the Corporation conducted by a nationally recognized investment banking firm mutually agreed upon by the Corporation and the Investor.

4.             Optional Conversion.  An Optional Conversion shall be effective upon the date designated by holders of a majority of the outstanding Series A Preferred Stock in a written notice to the Corporation to effect such Optional Conversion (an “Optional Conversion Notice”), and subject to the following sentence, each share of Series A Preferred Stock shall automatically be converted into such number of Conversion Shares based upon the applicable Conversion Price and in accordance with the procedures described in Section D.7 below.  In the event of an Optional Conversion, the holders of Series A Preferred Stock shall not be deemed to have converted (i.e. shall not be effective) until a Conversion Rights Offering Registration Statement (as defined below) is effective in accordance with Section E.1.(c) below.

5.             IPO Conversion.  Unless otherwise agreed by the Corporation and the Investor, each share of Series A Preferred Stock shall automatically be converted into Conversion Shares, based upon the applicable Conversion Price and in accordance with the procedures set forth in Section D.7 below, upon the closing of a firm commitment and underwritten public offering pursuant to an effective registration statement under the Securities Act, on a nationally recognized securities exchange (other than a registration relating solely to a transaction under Rule 145 under the Securities Act or to an employee benefit plan of the Corporation) covering the offer and sale of Common Stock for the account of the Corporation to the public pursuant to which the aggregate gross proceeds received by the Corporation equals or exceeds $75,000,000 (a “Qualified IPO”).  In the event of a Qualified IPO, the holders of Series A Preferred Stock entitled to receive Conversion Shares shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the consummation of the Qualified IPO.

6.             Required Conversion.  Subject to clauses (w), (x), (y) and (z) of this Section D.6, after the date of a Required Conversion Notice a Required Conversion shall be effective upon the effectiveness of the Conversion Rights Registration Statement (as defined in Section E.1(c)), at which time each share of Series A Preferred Stock shall automatically convert to Conversion Shares in accordance with the procedures set forth in Section D.7; provided, however, that (w) if a Required Conversion Notice is delivered at any time after one-year following the Effective

Date, then holders of a majority of the outstanding Series A Preferred Stock may, by delivery of written notice to the Corporation within five days of the date of the Required Conversion Notice, elect to require that the Corporation postpone a Required Conversion to a date no later than three months after the date of the Required Conversion Notice (the “Required Conversion Deadline”), (x) any Required Conversion may be delayed by the Investor for so long as necessary to conduct the Valuation and agree to any resultant change in the Conversion Price; provided, further, however, that, in the event of a delay by the Investor pursuant to this clause (x), if and to the extent that the Corporation and the Investor do not mutually agree on a fair market value price prior to the Required Conversion Deadline, then (A) such price shall be the lower of the then-current Conversion Price and the price determined by the investment banking firm conducting the Valuation and (B) the Required Conversion shall occur no later than the Required Conversion Deadline, (y) a Required Conversion may not be effected and shall not be effective until a Conversion Rights Offering Registration Statement (as defined below) is effective in accordance with Section E.1.(c) below, and (z) the Corporation may postpone a Required Conversion at any time upon written notice to the holders of the outstanding Series A Preferred Stock for customary blackout events, including any issues with the Corporation’s financial statements or internal controls, for the period during which any blackout event exists.

7.             Mechanics of Conversion.

(a)           Conversion Procedures for Shares.  Following the receipt by the Corporation of an Optional Conversion Notice or the delivery by the Corporation of notice of an IPO Conversion or a Required Conversion Notice (each such notice a “Conversion Notice” and collectively referred to as the “Conversion Notices”), subject in each case to Section E below, the Corporation shall mail to each holder of record (on a record date set by the Board of Directors at least 10 business days prior to the effectiveness of a Conversion Rights Offering Registration Statement) of a certificate or certificates which represented outstanding shares of Series A Preferred Stock (each a “Certificate” and collectively the “Certificates”), and whose shares of Series A Preferred Stock shall be automatically converted on the date so designated in the Optional Conversion Notice, upon the closing of a Qualified IPO or on the date set forth in such Required Conversion Notice (but in no event may such date be prior to the date upon which the Conversion Rights Offering Registration Statement becomes effective) into the right to receive the applicable number of Conversion Shares as set forth herein: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Corporation (or other agent of the Corporation as shall be set forth in the letter of transmittal, the “Corporate Agent”) and shall be in form and substance reasonably satisfactory to the Investor) and (ii) instructions for effecting the surrender of the Certificates in exchange for a certificate or certificates representing Conversion Shares.  Upon surrender of a Certificate to the Corporate Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive, in exchange therefor, subject to Section E below, the Conversion Shares into which such shares of Series A Preferred Stock represented by such Certificate or Certificates so surrendered are convertible, which Certificate or Certificates shall forthwith be cancelled.  If Conversion Shares are to be registered in the name of a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition precedent to such Conversion that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer.  Until surrendered as contemplated by this Section D.7.(a), each Certificate shall be deemed at any time after the effective time of a Conversion as set forth in Section D.4, Section D.5 or Section D.6, as applicable (the “Effective Time”) to represent only the right to receive Conversion Shares as contemplated by this Section D.7.(a) and subject to Section E.  For purposes of this Certificate of Designation, the term “Person” shall be construed broadly and mean any individual, corporation, association, partnership (limited or general), limited liability company, joint venture, joint stock company, association, trust, estate, unincorporated organization or government or any agency or political subdivision, or other entity or organization.

(b)           Transfer Books; No Further Ownership Rights in Shares.  At the Effective Time, the stock transfer books of the Corporation shall be closed and thereafter there shall be no further registration of transfers of shares of Series A Preferred Stock on the records of the Corporation.  From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Series A Preferred Stock except as otherwise provided for herein or by applicable law.  If, after the Effective Time, Certificates are presented to the Corporation for any reason, they shall be cancelled and exchanged as provided for in this Section D.7.

8.             No Fractional Shares.  No fractional shares of Common Stock shall be issued upon the Conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares of Common Stock issuable upon such Conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock to be converted into Common Stock and the number of shares of Common Stock issuable upon such aggregate Conversion. If the Conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of Conversion, as determined in good faith by the Board of Directors.

9.             Reservation of Common Stock Issuable upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the Conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the Conversion of all outstanding shares of such Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the Conversion of all then-outstanding shares of such Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Designation.

E.             Conversion Rights Offering.  In the event of any Conversion of the Series A Preferred Stock, each holder of Series A Preferred Stock shall be required to offer (the “Conversion Rights Offering”) to each then-record holder (on a record date set by the Board of Directors as set forth in Section E.1.(g) below) of Common Stock (including any transferee of such holder but excluding any then-current record holders of Series A Preferred Stock and their controlled or controlling affiliates) (each a “Special Conversion Offeree”) the right to purchase up to such Special Conversion Offeree’s pro rata share (based upon, as of the record date, the number of shares of Common Stock owned by such Special Conversion Offeree relative to the number of shares of Common Stock owned by all Special Conversion Offerees, the “Special Offeree Basic Percentage”) of the Special Conversion Shares (as defined below) at a price per share in cash equal to the Conversion Price.  In addition, in the event of any Conversion of the Series A Preferred Stock, each holder of Series A Preferred Stock shall be required to offer to each Special Conversion Offeree that elects to purchase its entire Special Offeree Basic Percentage in the Conversion Rights Offering the right to purchase such Special Offeree’s pro rata share (based upon, as of the record date, the number of shares of Common Stock owned by such Special Conversion Offeree relative to the number of shares of Common Stock owned by (i) all Special Conversion Offerees that have elected to purchase their entire Special Offeree Basic Percentage plus (ii) the holders of Series A Preferred Stock, the “Special Offeree Oversubscription Percentage”) of a number of Special Conversion Shares that are not purchased by other Special Conversion Offerees in respect of their Special Offeree Basic Percentages, multiplied by the aggregate Pro Rata Percentage of all Special Conversion Offerees (the “Special Offeree Oversubscription Shares”).  Notwithstanding the foregoing, the number of Special Conversion Shares (as calculated pursuant to Section E.1(i) below) may be increased to such amount specified by holders of a majority of Series A Preferred Sock pursuant to delivery of written notice thereof to the Company at or prior to the commencement of the Conversion Rights Offering; provided however, that such number of increased Special Conversion Shares shall not exceed the lesser of (i) the number of shares subscribed for by the Special Conversion Offerees in the Conversion Rights Offering, as so increased or (ii) fifty percent (50%) of the Conversion Shares; provided further, that, notwithstanding the foregoing limitation in (i) or (ii), the number of shares offered to Special Conversion Offerees in the Conversion Rights Offering may never be less than the Special Conversion Shares (as calculated pursuant to Section E.1(i) below).

1.             Mechanics of Conversion Rights Offering.

(a)           Special Conversion Shares.

(i)            Immediately upon a Conversion, each holder of record of Series A Preferred Stock (each a “Surrendering Holder,” and collectively, the “Surrendering Holders”) shall surrender for Conversion to Common Stock its Certificate or Certificates representing shares of Series A Preferred Stock in accordance with Section D.7 above.  Upon such surrender of its Certificates, the Corporation shall, promptly after the consummation of the Conversion Rights Offering, issue to each such Surrendering Holder, such number of shares of Common Stock equal to such Surrendering Holder’s pro rata share (based upon the percentage of Series A Preferred Stock held by such Surrendering Holder as of the time immediately prior to the Conversion (its “Series A Percentage”)) of the Conversion Shares, less such Surrendering Holder’s pro rata share (based on its Series A Percentage) of Special Conversion Shares purchased in the Conversion Rights Offering; provided that, the Corporation shall retain for the sale in the Conversion Rights Offering, as set forth below, each Surrendering Holder’s pro rata share (based upon each such Surrendering Holder’s Series A Percentage) of Special Conversion Shares and shall retain all other Conversion Shares until the consummation of the Conversion Rights Offering.  “Special Conversion Shares” means a number of shares of Common Stock equal to the quotient obtained by dividing (i) the aggregate Purchase Price of the then outstanding shares of Series A Preferred Stock by (ii) the Conversion Price in effect on the effective date of such Conversion and then multiplying such quotient by the aggregate Pro Rata Percentage of all Special Conversion Offerees.

(ii)           If any Surrendering Holder fails to execute and deliver such documents reasonably required by the Corporation to effect a Conversion, including, without limitation, its Certificate or Certificates representing Series A Preferred Stock, and such Conversion Rights Offering is subsequently consummated (a “Defaulting Surrendering Holder”), (w) the Corporation may issue Special Conversion Shares properly subscribed and paid for by Special Conversion Offerees and receive the consideration paid by the Special Conversion Offerees for such Special Conversion Shares that would otherwise be paid to the Defaulting Surrendering Holder and the Defaulting Surrendering Holder shall be deemed to have appointed any member of the Board of Directors as such Defaulting Surrendering Holder’s agent to transfer the proper portion of its Conversion Shares to the subscribing Special Conversion Offerees and to receive the consideration in trust for such Defaulting Surrendering Holder; (x) the receipt by the Corporation of the consideration for the Special Conversion Shares owned by such Defaulting Surrendering Holder shall be a valid transfer of such Conversion Shares from the Defaulting Surrendering Holder to the purchasing Special Conversion Offerees and after their names have been entered into the records of the Corporation in purported exercise of the power, the validity of the proceedings shall not be questioned by any Person; (y) the Defaulting Surrendering Holder shall be bound to deliver to the Corporation its Certificate or Certificates representing its shares of Series A Preferred Stock and on such delivery shall be entitled to receive the consideration therefor without interest; and (z) the Defaulting Surrendering Holder shall be liable to and reimburse the Corporation for any and all reasonable fees and expenses (including reasonable attorney’s fees and disbursements) incurred by the Corporation in connection with or arising from the Corporation’s enforcement of the provisions of this Section E.1.(a)(ii) or the defense of the Corporation from any action, suit or proceeding, directly or indirectly, initiated by or on the behalf of any such Defaulting Surrendering Holder in connection with or arising from the Corporation’s enforcement of the provisions of this Section E.1.(a)(ii).

(b)           Conversion Rights Offering Documents.

(i)            Upon delivery of a Conversion Notice, the Corporation shall prepare an offering memorandum, subscription documents, and all other documents necessary to be distributed to Special Conversion Offerees in order to consummate the Conversion Rights Offering (collectively, the “Conversion Rights Offering Documents”) and a Conversion Rights Offering Registration Statement (as defined below) and to promptly mail such Conversion Rights Offering Documents to Special Conversion Offerees with the Conversion Rights Offering Notice (as defined in Section E.1.(g) below).  The Conversion Rights Offering Documents shall be in customary form.  The Corporation shall provide to the Investor and the members of the special committee of the Board of Directors of the Corporation established on February 27, 2007, or, if such committee no longer exists, another special committee of the Corporation consisting solely of independent and disinterested directors (the “Special Committee”), copies of the Conversion Rights Offering Documents, and all modifications thereto, prior to the distribution of such Conversion Rights Offering Documents to Special Conversion Offerees and shall consult with the Investor and the Special Committee in connection therewith, and such Conversion Rights Offering Documents shall be in form and substance reasonably satisfactory to the Investor and the Special Committee.  The Conversion Rights Offering Documents shall not contain any untrue statement of a material fact, and shall not omit to state a material fact necessary to make the statements contained therein, under the circumstances under which such statements were made, not misleading.  If, subsequent to the distribution of the Conversion Rights Offering Documents to Special Conversion Offerees, the Corporation or the Investor become aware of any untrue statement or omission of material fact in the Conversion Rights Offering Documents, the Corporation or the Investor shall immediately inform the other.  The Corporation shall thereafter promptly prepare and distribute to all Special Conversion Offerees a supplement to the Conversion Rights Offering Documents (the “Conversion Rights Offering Supplement”).  Such Conversion Rights Offering Supplement shall clarify and correct any untrue statement or omission.  Any Conversion Rights Offering Supplement must be reasonably satisfactory in form and substance to the Investor and the Special Committee.

(ii)           The Corporation shall use reasonable commercial efforts to engage a Corporate Agent reasonably satisfactory to the Investor, as the agent for the Conversion Rights Offering and to have such Corporate Agent act as escrow agent for the Conversion Rights Offering.

(iii)          Election to Subscribe for Special Conversion Shares.  Any Special Conversion Offeree that elects to subscribe for its Special Offeree Basic Percentage of Special Conversion Shares shall fill out a Conversion Rights Offering subscription form and, in the event of an election to subscribe for its Special Offeree Oversubscription Percentage in accordance with Section E above, an oversubscription form, in each case in accordance with the instructions set forth in the Conversion Rights Offering Documents and send such forms back to the Corporation within the Conversion Rights Offering Period (as such term is defined in Section E.1.(g)).  At the closing of the Conversion Rights Offering, the Corporation shall issue to each Special Conversion Offeree the number of Special Conversion Shares so subscribed for by such Special Conversion Offeree.  Any Special Conversion Shares not so subscribed for (in respect of Special Offeree Basic Percentages and Special Offeree Oversubscription Percentages) within the Conversion Rights Offering Period shall be released to each holder of Series A Preferred Stock on a pro rata basis (based on the of Series A Percentage).

(iv)          The Corporation shall provide the Investor with a list of the Special Conversion Offerees no later than three (3) Business Days(1) prior to the date on which the Corporation intends to commence the distribution of the Conversion Rights Offering Documents.

(c)           Registration Statement.

(i)            In accordance with and subject to Article VIII of the By-Laws of the Corporation (the “By-Laws”), the Corporation shall prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement (the “Conversion Rights Offering Registration Statement”) with the respect to the sale of the Special Conversion Shares in accordance with the Conversion Rights Offering on Form S-1 or S-3, as appropriate, or any similar or successor to such forms under the Securities Act or the Securities Exchange Act of

(1)           For purposes of this Certificate of Designations, the term “Business Day” means any other day than a Saturday, Sunday or any other day on which banks in the City of New York are required or permitted to be closed.

1934, as amended (the “Exchange Act”), which Conversion Rights Offering Registration Statement shall include the Surrendering Holders as the selling stockholders in the Conversion Rights Offering (the “Selling Stockholders”) and shall otherwise describe the Corporation, the Conversion Rights Offering, the Selling Stockholders and other matters required by the SEC or deemed desirable by the Selling Stockholders or the Corporation.  The parties shall use best efforts to have such statement declared effective as promptly as practicable and, in any event, within 45 days after receipt or delivery of a Conversion Notice (the “Effectiveness Deadline”), subject to any postponement of a Required Conversion permitted hereunder, and, in such case, no later than 10 days after the Required Conversion Deadline, and otherwise subject to the terms and conditions described in this Section E.1.(c).

(ii)           The holders of a majority of the Special Conversion Shares shall select counsel to the Selling Stockholders in connection with the Conversion Rights Offering Registration Statement.  The Selling Stockholders shall complete and execute all questionnaires, powers of attorney, indemnities and other documents reasonably requested by the Corporation in connection with the Conversion Rights Offering Registration Statement; provided that no such Selling Stockholder shall be required to make any representations or warranties in connection with any Conversion Rights Offering Registration Statement other than representations and warranties as to (i) such Selling Stockholder’s ownership of his, her or its Special Conversion Shares to be transferred free and clear of all liens, claims, and encumbrances, (ii) such Selling Stockholder’s power and authority to effect such transfer, and (iii) such matters pertaining to compliance with securities laws as may be reasonably requested; provided further that, any obligation of such Selling Stockholder to indemnify any Person, including pursuant to Section E.1.(f) shall be several, not joint and several, among such Selling Stockholders selling Special Conversion Shares, and such liability shall be limited to the net amount received by such Selling Stockholder from the sale of his, her or its Special Conversion Shares pursuant to such Conversion Rights Offering Registration Statement, and the relative liability of each such holder shall be in proportion to such net amounts.

(d)           Selling Stockholders’ Obligations.  It shall be a condition precedent to the obligations of the Corporation to take any action pursuant to this Certificate of Designation with respect to the Conversion Rights Offering Documents and Conversion Rights Offering Registration Statement that Selling Stockholders shall furnish to the Corporation such information regarding such Selling Stockholder, the number of the Special Conversion Shares owned by it, and the intended method of disposition of such securities as shall be reasonably requested to effect the registration of such Selling Stockholder’s Special Conversion Shares, and to cooperate with the Corporation in preparing such registration.

(e)           Lockup.  Each Surrendering Holder of Special Conversion Shares required, pursuant to this Certificate of Designation, to have such securities included in a Conversion Rights Offering Registration Statement prepared pursuant to Section E.1(c), whether or not such Surrendering Holder’s securities are included therein, as a condition to the Corporation’s registration obligation under Section E.1(c):  (i) agrees not to effect any sale or distribution of shares of Common Stock or any securities convertible into or exchangeable or exercisable for shares of Common Stock (other than a transfer of the Series A Preferred to an Affiliate (as such term in defined in the Bridge Agreement) of such Surrendering Holder), including a sale pursuant to Rule 144 under the Securities Act (except for resales of the Special

Conversion Shares pursuant to the Conversion Rights Offering Registration Statement), during the 15-day period prior to, and during the 30-day period beginning on, the date such Conversion Rights Offering Registration Statement is declared effective under the Securities Act by the SEC, provided that such Surrendering Holder is timely notified of such effective date in writing by the Corporation; and (ii) agree to permit the Corporation to impose stop-transfer instructions with respect to the Special Conversion Shares of each such Surrendering Holder until the end of such period.

(f)            Indemnification.

(i)            The Corporation agrees to indemnify and hold harmless, to the fullest extent permitted by applicable law, each Selling Stockholder, and each of its employees, advisors, agents, representatives, partners, members, officers, and directors, each other Person who participates as an underwriter, broker or dealer in any offering or sale of securities and each other Person who controls such seller or any such participating Person (within the meaning of the Securities Act or the Exchange Act) and any agent or investment advisor thereof (collectively, the “Covered Persons”) against, and reimburse, (i) any and all losses, claims, damages, liabilities and expenses, joint or several (including reasonable attorneys’ fees and disbursements), based upon, arising out of, related to or resulting from any untrue or alleged untrue statement of a material fact contained in the Conversion Rights Offering Registration Statement, any prospectus, or preliminary prospectus included therein or any amendment or supplement thereto, or any document incorporated by reference therein, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) any and all losses, claims, damages, liabilities and expenses whatsoever (including reasonable attorney’s fees), as incurred, to the extent of the aggregate amount paid in settlement of any litigation or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, and (iii) any and all costs and expenses (including reasonable attorney’s fees and disbursements) as may be reasonably incurred in investigating, preparing, or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission to the extent that any such expense or cost is not paid under clauses (i) or (ii) above; except insofar as any such statements or omissions are made in reliance upon and in strict conformity with written information furnished to the Corporation by such Selling Stockholder or any Covered Person specifically for inclusion in such Conversion Rights Offering Registration Statement, prospectus, preliminary prospectus, amendment or supplement thereto, or document incorporated by reference therein;

(ii)           In connection with the Conversion Rights Offering Registration Statement, each Selling Stockholder shall furnish to the Corporation such written information and affidavits as the Corporation reasonably requests for use in connection with the Conversion Rights Offering Registration Statement or any prospectus, or preliminary prospectus included therein or any amendment or supplement thereto or any document incorporated by reference therein and, to the fullest extent permitted by applicable law, each such Selling Stockholder shall indemnify and hold harmless the Corporation and each of its employees, advisors, agents, representatives, partners, members, officers and directors and each other Person who controls the Corporation (within the meaning of the Securities Act or the Exchange Act) against, and reimburse, (i) any and all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and disbursements) based upon, arising out of, related to or resulting from any untrue statement or alleged untrue statement of a material fact contained in the Conversion Rights Offering Registration Statement, any prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is contained in any written information or affidavit so furnished by such Selling Stockholder or any Covered Person specifically for inclusion in the Conversion Rights Offering Registration Statement, any prospectus, preliminary prospectus, or amendment or supplement thereto; and (ii) any and all costs and expenses (including reasonable attorney’s fees and disbursements) as may be reasonably incurred in investigating, preparing, or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission to the extent that any such expense or cost is not paid under clause (i) and (ii) above; provided that, the obligation to indemnify shall be several (and not joint) among the Selling Stockholders, and the liability of each such Selling Stockholder shall be in proportion to, and shall be limited to, the net amount received by such Selling Stockholder from the sale of Special Conversion Shares pursuant to such Conversion Rights Offering Documents and Conversion Rights Offering Registration Statement; and provided, further that such Selling Stockholders shall not be liable in any such case to the extent that prior to the distribution or filing of any such Conversion Rights Offering Documents or the Conversion Rights Offering Registration Statement or prospectus or amendment thereof or supplement thereto, including a Conversion Rights Offering Supplement, such seller has furnished in writing to the Corporation information expressly for use in such Conversion Rights Offering Registration Statement or prospectus or any amendment thereof or supplement thereto which corrected or made the information previously furnished to the Corporation not misleading.

(iii)          Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give such notice shall not limit the rights of such Person or relieve the indemnifying party of its obligations hereunder unless the indemnifying party is prejudiced by such failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim at the expense of such indemnified person, unless (x) the indemnifying party has agreed to pay such fees or expenses or (y) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person.  If such defense is not assumed by the indemnifying party as permitted hereunder, the indemnified party shall be entitled to assume and control such defense and to settle and agree to pay in full such claim without the consent of the indemnifying party without prejudice to the ability of the indemnified party to enforce its claim for indemnification against the indemnifying party hereunder.

(iv)          Except as otherwise provided in the preceding paragraph, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent, which consent shall not be unreasonably withheld or delayed.  If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim (i) unless such settlement or compromise contains a full and unconditional release of the indemnified party or (ii) if such settlement or compromise provides for injunctive or other non-monetary relief, in each case, unless the indemnified party otherwise consents in writing.  An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels.

(v)           The indemnification provided for under this Certificate of Designation shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, or controlling Person of such indemnified party and shall survive the transfer of securities.

(vi)          As used in this Section E.1.(f), the terms “officers” and “directors” shall include the direct or indirect partners or members of Selling Stockholders that are partnerships or limited liability companies, as the case may be.

(vii)         The reimbursements required by this Section E.1.(f) shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred; provided that in the event it is ultimately determined that any amounts so paid were not subject to indemnification or contribution hereunder, the recipient thereof shall promptly return such amounts to the payer thereof.

(g)           Conversion Rights Notice.  Upon or prior to the effectiveness of the Conversion Offering Registration Statement, the Corporation shall establish a record date for determining Special Conversion Offerees and shall promptly send to each Special Conversion Offeree and counsel for the Special Committee a written notice of the Conversion Rights Offering, which shall include, among other things, the Conversion Rights Offering Documents (a “Conversion Rights Offering Notice”).  Such Conversion Rights Offering Notice shall be consistent with the requirements of Section 7.2(a) of the By-Laws and the Securities Act, but shall provide for a 30-day continuous offer period (the “Conversion Rights Offering Period”) in lieu of the 20-day offer period referred to in the By-Laws.  Notwithstanding anything to the contrary contained herein, in the event that the Conversion Rights Offering is terminated for any reason during such 30-day continuous offer period, unless the Special Committee Agrees otherwise, the Conversion Rights Offering and any related Conversion shall be rescinded, with holders returned to their positions as of immediately prior to the Conversion, including the delivery of Certificates representing the Series A Preferred Stock.

2.             Pro Rata Percentage.  “Pro Rata Percentage” means, with respect to each holder of Common Stock, a fraction, expressed as a percentage, the numerator of which shall be the number of shares of Common Stock held by such holder and the denominator of which shall be the aggregate number of shares of Common Stock issued and outstanding as of the record date or other relevant date of determination.

3.             Limitation on Conversion Rights Offering.  Notwithstanding anything herein to the contrary, the Conversion Rights Offering may only be effected after (i) the date on which the Corporation becomes a reporting company under the Exchange Act, and (ii) the Conversion Rights Offering Registration Statement is declared effective under the Securities Act as more fully described in Section E.1.(c).  In addition, the Special Conversion Shares shall be “Registrable Securities” as such term is defined in the By-Laws; provided, however, that upon the purchase of shares of Series A Preferred Stock, each holder of Series A Preferred Stock shall (i) not be entitled to any registration rights relating to the Conversion Rights Offering (and shall be deemed to have waived any piggyback registration rights that such holder would otherwise be entitled to in connection with the Conversion Rights Offering) and (ii) cause their respective affiliates not to exercise any piggyback registration rights relating to the Conversion Rights Offering.

4.             Additional Limitation.  The Conversion and the Conversion Rights Offering, and any shares of Common Stock obtained thereby, shall be subject to the provisions of Article ELEVENTH, Section D of the Corporation’s Amended and Restated Certificate of Incorporation regarding suspension of voting rights.

F.             Anti-dilution and Recomputations of the Conversion Price.  The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

1.             Issuance of Additional Stock below Purchase Price.  If the Corporation should issue, at any time after the date upon which any shares of Series A Preferred Stock were first issued (the “Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the then-current Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Conversion Price in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section F.1, unless otherwise provided in this Section F.1.

(a)           Adjustment Formula. Whenever the Conversion Price is adjusted pursuant to this Section F.1.(a), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock (including shares of Common Stock) outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Common Stock (including shares of Common Stock) that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock.

(b)           No Fractional Adjustments. No adjustment of the Conversion Price for the Series A Preferred Stock shall be made in an amount less than one cent per share; provided that, any adjustments that are not required to be made by reason of this sentence shall be carried forward and either shall be taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(c)           Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the aggregate amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.  In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors of the Corporation, provided, however, that if such consideration exceeds One Million Dollars ($1,000,000), the Boad of Directors shall be required to obtain a valuation of such consideration from an independent valuation firm or an investment bank.  In the event Additional Stock is issued together with other shares or securities or other assets of the Corporation for consideration which covers both, the consideration for adjustment purposes shall be deemed to be the proportion of such consideration so received for the Additional Stock, computed as provided in the preceding sentences, as determined in good faith by the Board of Directors.

(d)           Deemed Issuances of Common Stock. In the case of the issuance of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Section F.1:

(i)            The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to converting, exchanging or exercising, including, without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential anti-dilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section F.1(c)).  In any case in which the Conversion Price is adjusted upon the issuance of a Common Stock Equivalent under this Section F.1.(d), no further adjustment to the Conversion Price shall be made upon the issuance of Common Stock resulting from the conversion, exchange or exercise of such Common Stock Equivalent.

(ii)           In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(e)           No Increased Conversion Price. Notwithstanding any other provisions of this Certificate of Designation, including, without limitation, this Section F.1., no adjustment of the Conversion Price pursuant to this Section F.1. shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(f)            Additional Stock.  For purposes herein, “Additional Stock” shall mean any shares of Common Stock or Common Stock Equivalents issued other than:

(i)            Common Stock issued pursuant to stock dividends, stock splits or similar transactions, as described in Section F.2 hereof;

(ii)           shares of Common Stock issued or issuable to employees, consultants or directors of the Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Corporation;

(iii)          shares of Common Stock or Common Stock Equivalents issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions;

(iv)          shares of Common Stock or Preferred Stock issuable upon exercise of warrants outstanding as of the Effective Date;

(v)           Common Stock or Common Stock Equivalents issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors of the Corporation;

(vi)          shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock;

(vii)         shares of Common Stock issued or issuable in a public offering prior to or in connection with which all outstanding shares of Series A Preferred Stock will be converted to Common Stock; and

(viii)        shares of Common Stock issued or issuable with the affirmative vote of at least a majority of the then-outstanding shares of Series A Preferred Stock, voting together as a class.

2.             Stock Splits and Dividends. In the event the Corporation should, at any time after the date of the issuance of the Series A Preferred, fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common

Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section F.1(d).

3.             Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination or reverse split of the outstanding shares of Common Stock, then, following the record date of such combination or reverse split, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

4.             Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section F or in Section C) provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of such Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon Conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section F with respect to the rights of the holders of such Series A Preferred Stock after the recapitalization to the end that the provisions of this Section F (including adjustment of the Conversion Price then in effect and the number of shares of Common Stock issuable upon Conversion of such Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

5.             No Impairment. The Corporation will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section F and in the taking of all such action as may be necessary or appropriate in order to protect the right of Conversion of the holders of Series A Preferred Stock against impairment.

G.            Certificate of Adjustments.  Upon the occurrence of each adjustment of the Conversion Price of Series A Preferred Stock pursuant to Section F above, the Corporation, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such Series A Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the Conversion of a share of such Series A Preferred Stock.

H.            Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property (including the Conversion Rights Offering), or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

I.              Redemption.  The Preferred Stock is not redeemable.

J.             Voting Rights.  The Series A Preferred Stock shall have no voting rights except as required by law or as set forth in Section K.

K.            Protective Provisions.

1.             So long as any shares of Series A Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then-outstanding shares of Series A Preferred Stock, voting separately as a class:

(a)           take any action that would adversely affect the rights, preferences or privileges of the Series A Preferred Stock, including without limitation, amending, altering or modifying the Certificate of Incorporation (whether by merger, consolidation, conversion or otherwise) or creating any new class or series of stock which has preference over or is on parity with the Series A Preferred Stock with respect to dividends or rights upon liquidation;

(b)           increase or decrease (other than by conversion) the total number of authorized shares of Series A Preferred Stock;

(c)           redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Series A Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the requirement or option to repurchase such shares upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal; or

(d)           effect any merger, consolidation, reorganization or other business combination transaction involving the Corporation (including a Sale of the Corporation) unless the Series A Preferred Stock shall continue to remain outstanding following any such transaction in accordance with the terms of this Certificate of Designation or, in the case of a Sale of the Corporation, the holders of Series A Preferred Stock shall receive the Sale Consideration.

L.             No Reissuance of Preferred Stock.  No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

M.           Notices. Unless otherwise provided herein, any notice required by the provisions of this Certificate of Designation to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

The effective time and date of the series herein certified shall be as of the time and date filed with the Secretary of State of the State of Delaware.

Signed on August 19, 2007
/s/ Subodh Karnik
	Name:	Subodh Karnik
	Title:	President and CEO

Signature page to Certificate of Designations for
Series A Cumulative Convertible Preferred Stock
of Global Aero Logistics Inc.